FOR IMMEDIATE RELEASE
Contact: Tom Carew, Lansing Trade Group
Phone: 913.748.3061
E-mail: tcarew@lansingtradegroup.com
Lansing Trade Group Announces the Sale of Equity to New Hope Liuhe Investment (USA), Inc.

OVERLAND PARK, KANSAS, December 4, 2015 - Lansing Trade Group, LLC has sold equity to New Hope Liuhe Investment (USA), Inc., a U.S. subsidiary of Chinese company, New Hope Liuhe Co. Ltd. New Hope paid cash for a 20% equity interest in Lansing.

Having emerged in the 1980’s, currently listed on the Shenzhen Stock Exchange and now having more than 60,000 employees, New Hope Liuhe Co. Ltd. is engaged in the industries of animal feed manufacturing, meat processing, livestock and poultry breeding, importing and exporting trade and animal production. In China, New Hope is a market leader in animal feed sales and meat processing volume.

“New Hope is a respected name in the Chinese agricultural industry,” says Bill Krueger, President and CEO of Lansing. “The opportunity for Lansing to form a strategic alliance with such a significant company fits Lansing’s long term growth strategy. Having New Hope as a partner will facilitate benefiting from the combined strength of Lansing and New Hope in their China business as well as in other countries.”

About Lansing Trade Group
Lansing Trade Group is a commodity merchandising company largely focused on the movement of physical commodities including grains, feed ingredients and energy products within North America and internationally. Headquartered in Overland Park, Kansas, the company has 13 offices across North American, as well as offices in the United Kingdom, Brazil and China. For more information, visit Lansing Trade Group online at www.lansingtradegroup.com.